Exhibit 10.1
MARKETING AND DISTRIBUTION AGREEMENT

This MARKETING AND DISTRIBUTION AGREEMENT is hereby made and entered into as of August 1, 2015 (the “Effective Date”) by and between Shinin Silica Co., Ltd., a Taiwanese corporation (“Shinin”), and HAHA Generation Corp., a Nevada corporation (“Distributor”).

WHEREAS, Shinin has developed and manufactures, markets and sells silica energy clothing products and related items.

WHEREAS, Distributor desires to promote and distribute certain Shinin silica energy clothing products in the Territory, as defined below.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound by this Agreement, the parties agree as follows:

1. SCOPE OF THE AGREEMENT

(a) Appointment. Subject to the terms and conditions of this Agreement, Shinin hereby appoints Distributor as the authorized distributor of the Shinin products (the “Products”) listed in Exhibit A, and in the territory set forth on Exhibit A, (the “Territory”) and Distributor accepts such appointment.   Distributor may not sell the Products to customers in another territory where Shinin has reserved such territory for itself or another distributor. Distributor shall be prevented from directly or indirectly (including through its affiliates), actively soliciting orders for any of the Products in that other territory; provided, however, Distributor shall not be prevented from accepting and filling unsolicited orders for the Products from a customer located outside the Territory.

(b) Products. Shinin reserves the right to discontinue or modify the Products, modify  the Product specifications, or replace the Products with other Shinin products, in its sole discretion; provided, however, except as required by law, any such discontinuations, modifications, or replacements will not apply to Products that are subject to an outstanding purchase order accepted by Shinin.

(c) Competitive Products. During the Term (as defined below), Distributor shall not promote or sell, directly or indirectly, any product manufactured or offered for sale by another person or entity, which product competes with the Products (each, a “Competing Product”). Distributor warrants that it does not promote or sell, directly  or indirectly, any Competing Product as of the Effective Date. During the Term, Distributor shall disclose to Shinin any new clothing products that Distributor intends to promote or sell, as well as the manufacturer of such products, prior to promoting or selling such products, and Shinin shall determine, in its sole discretion, whether such products are Competing Products.

(d) Independent Contractors. The relationship of Shinin and Distributor established by this Agreement is that of independent contractors and nothing contained herein shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other; (ii) constitute the parties as partners, joint ventures, co- owners or otherwise as participants in a joint or common undertaking; or (iii) allow Distributor to create or assume any obligation on behalf of  Shinin. All financial obligations associated with Distributor's business and its performance under this Agreement are the sole responsibility of Distributor.

(h) Subdistributors.  Distributor shall not appoint or use any third parties to market, sell or distribute the Products, unless such subdistributors, and Distributor’s written agreement authorizing such subdistributor to market, sell or distribute Products, has been expressly approved by Shinin in writing.

2. RESPONSIBILITIES OF DISTRIBUTOR

(a) Marketing and Promotion Generally. Distributor shall use  its best efforts to  promote and sell the Products in the Territory, and shall at its cost and expense (i) employ on its own behalf a sufficient number of specialized, trained, and qualified personnel to promote and sell the Products in the Territory and (ii) otherwise operate its business in a professional and ethical manner, in each case in accordance with this Agreement.

(b) General Performance Standards. Distributor agrees that the continued maintenance of an image  of excellence and ethical marketing of the Products is essential to the continued success of both parties. Accordingly, Distributor:
(1) shall not engage in deceptive, misleading, or unethical practices that are or might be detrimental to Shinin, the Products, or the public, including any such practices directed at Competing Products;
(2) shall make no false, misleading or deceptive statements or representations, either orally or in any written materials, with regard to Shinin, Distributor or the Products;
(3) shall make no representations, warranties, or guarantees to Customers or to the trade with respect to the specifications, indications, capabilities, or features of the Products that are inconsistent with the literature provided to Distributor by Shinin for marketing purposes; and
(4) shall not promote the Products other than for use with their intended use.

(c) Legal Compliance. Distributor shall comply at its expense with all laws governing the distribution, promotion, marketing, and sale of the Products in the Territory. Without limiting the foregoing, Distributor:
(1) shall obtain all governmental authorizations, licenses, filings, approvals and similar requirements, necessary or advisable to distribute and sell the  Products in the Territory (collectively, “Approvals”). Distributor shall provide copies of all Approvals to Shinin promptly after they are obtained. Nothing in this Agreement shall limit Shinin’s right, in its sole discretion, to obtain for itself any Approval.
(2) shall keep Shinin informed in writing of regulatory requirements, and any changes thereto, imposed by the laws of the Territory applicable to the Products and on any and all efforts made by Distributor to comply therewith;
(3) shall  comply promptly with any recalls of the Products issued by Shinin or by any applicable regulatory authorities;
(4) shall accept notifications from customers regarding complaints and adverse events with respect to the Products, including alleged   or actual Product malfunctions  and alleged   or actual counterfeiting (collectively, “Complaints”). Distributor shall notify Shinin of any Complaints within twenty four (24) hours of the Distributor becoming aware of  the Complaint, meaning that an employee or  contractor of  the Distributor has acquired information that suggests a Complaint may have occurred;
(5) shall maintain records as necessary to comply with, and to demonstrate its compliance with, all applicable laws, rules and regulations with respect to the sale of the Products in the Territory; and
(6) shall comply with the laws of the Territory, the United States and any other applicable jurisdiction (including the U.S. Foreign Corrupt Practices Act) that address payments to governments or related persons for the purpose of obtaining or retaining business for or with, or directing business to, any person, or otherwise affecting the actions of any government personnel.

(d) Customer Support
(1) Distributor shall have the responsibility for obtaining orders for Products from customers in the Territory. Without limiting Distributor’s  other obligations in this subsection, Distributor shall at all times maintain a sufficient level of understanding of the Products to enable Distributor to provide basic information to  customers regarding the Products, to  effectively sell the Products, and to obtain customer orders and provide assistance to customers in determining and fulfilling their requirements with respect to the Products.
(2)  Distributor personnel shall participate in Shinin’s standard training program applicable to the Products (“Shinin Training Program”) before selling any Products. The training will be provided at Shinin’s facilities, unless another location is agreed by the parties. Distributor shall be responsible for the travel-related costs and expenses of its personnel that attend the Shinin Training Program. Shinin and Distributor shall mutually agree to the number of Distributor personnel that must attend the Shinin Training Program based on the size of the Territory, the number of potential customers in the Territory, and Distributor’s potential sales of Products.

 3. RESPONSIBILITIES OF SHININ

(a) Fulfillment of Product Orders; Warranty. Shinin shall fulfill orders for Products in accordance with Section 4 and shall replace defective Products that are under warranty.

(b) Product Materials. Shinin shall provide Distributor the Product materials that Shinin generally provides to other distributors of the Products. Upon reasonable request by Distributor, Shinin agrees to supply all necessary documentation to enable Distributor to comply with Government regulations in the Territory.

(c) New Products. The Products purchased from Shinin under this Agreement shall be new, unless indicated otherwise by Shinin on a purchase order accepted by Shinin in accordance with this Agreement.

4. TERMS OF PURCHASE OF PRODUCTS BY DISTRIBUTOR

(a) Terms of Purchase of Products. All purchases of Products from Shinin will be governed exclusively by the terms and conditions set forth in this Agreement and further defined in this Section 4.

(b) Order,  Acceptance  and  Cancellation.  Distributor  shall  order  Products  by   providing  written documentation (“Purchase Orders”) and shall reference the then current Product Prices (“Purchase Price”) as set forth in Exhibit A. Shinin shall have the right to modify the Purchase Price at its sole discretion upon forty-five (45) days written  notice to Distributor. Shinin  will notify Distributor of the acceptance of an order  by written confirmation. Distributor may cancel Product orders by  providing written notice prior to Shinin’s scheduled shipment of the Product(s) or within ten (10) business days of acceptance of Purchase Order, whichever is later.

(c) Taxes. The Purchase Prices do not include excise, sales, use, value added or other taxes (“Taxes”) now or hereafter levied by  any governmental authority on the sale, purchase, transport or delivery of the Products. Distributor is responsible for all taxes associated with the order (at the time of the sale or thereafter).

(d) Payment. Upon submission by Distributor of a Purchase Order, Distributor shall pay Shinin 50% of the Purchase Price of the Products subject to that Purchase Order. Upon Distributor receiving notice from Shinin that the Products subject to that Purchase Order are ready for shipment, Distributor shall pay Shinin the remaining balance of the Purchas Price for those Products. All payments shall be made by wire transfer or letter of credit.

(e)  Shipping. Shipping of the products will be FOB at the freight forwarder or carrier selected by Shinin.

5. PRODUCT WARRANTY

(a) Standard Warranties.  Shinin shall furnish to Distributor Shinin’s standard warranties  regarding the Products, as such warranties are established by Shinin from time to time. Shinin shall be solely responsible for the design, development, supply, production, and performance of the Products (the “Warranties”).

(b) Limitations. The Warranties are the only  warranties made by Shinin with respect to the Products. Distributor shall not make any warranties, representations, guarantees  or statements regarding the Products that exceed the scope of the Warranties, and Distributor shall be exclusively responsible for any obligations or other liability arising  from any such warranties, representations, guarantees or statements made by Distributor or its agents.

6. TERM AND TERMINATION

(a) Term. The Term shall commence on the Effective Date and shall continue for one year thereafter, unless terminated earlier under the provisions of this Section 6 (the “Initial Term”). This Agreement  may be extended automatically for renewal terms of one year each, unless one party gives the other party notice at least 30 days prior to the expiration of any Term of such noticing party’s intention to not renew this Agreement (each, a “Renewal Term”). The Initial Term together with any Renewal Terms agreed by the  parties constitute the “Term.” The effective date of any  expiration or termination of this Agreement under this Section 6 is referred to as the “Termination Date.”

(b) Mutual Consent. This Agreement may be terminated by the mutual written consent of the parties.

(c) Termination for Cause. If either party materially defaults in the performance of any provision of this
Agreement, the non-defaulting party may give written notice to the defaulting party that if the default is not cured within thirty (30) days of such notice, the non-defaulting party may terminate the Agreement. If the non-defaulting party gives such notice and the default is not cured during the thirty (30) day  period, this Agreement shall automatically terminate at the end of such period without further action by the non-defaulting party.

(d) Fulfillment of Orders upon Termination. After the Termination Date Shinin shall be obligated to fulfill only those orders that were accepted by Shinin prior to the Termination Date, provided that Shinin shall have no such obligation if Shinin terminates this Agreement pursuant to sub-section (c) of this section.

8. PROPRIETARY RIGHTS AND CONFIDENTIALITY

(a) Proprietary Rights. Distributor agrees that Shinin owns all right, title, and interest in the Products and in all of Shinin 's  patents, trademarks, trade names, inventions, copyrights, know-how, trade secrets and other intellectual property relating to the design and manufacture of the Products. Shinin grants Distributor a license to sell the Products and to use the Products solely as necessary to perform its obligations under this Agreement. Except for the foregoing license, the sale of the Products by Distributor does not and will not be deemed to confer upon Distributor any right, interest or license in any patents or patent applications, or copyrights or other proprietary rights that Shinin or any third party may have in the Products or otherwise and shall not confer on Distributor any right to manufacture or have manufactured, duplicated or otherwise copied or reproduced any of the Products. Shinin shall retain exclusive ownership of all proprietary rights in and to all documentation and other data and materials pertaining to any Products.

(b) Confidentiality. Shinin may disclose certain Confidential Information (as defined below) to Distributor to permit Distributor to  perform its obligations under this Agreement. Distributor shall not use any Confidential Information for any purposes or activities other than those specifically authorized in this Agreement, and shall not disclose any Confidential Information to third parties without Shinin’s prior written approval. The foregoing use and disclosure restrictions with respect to Confidential Information shall apply  during the Term and after the Termination Date. “Confidential Information” means all non-public data and information of Shinin, including any proprietary information, technical  data, trade secrets or know how, including research, product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, configuration information,  marketing, finances or other business information of Shinin communicated, orally, electronically, or in writing, to Distributor. The foregoing provisions shall not apply, or shall cease to apply, to Confidential Information if such information that (i) is known to Distributor at the time of disclosure to Distributor by Company, as evidenced by written records; (ii) becomes public knowledge without a breach of confidence by Distributor or any third party; or (iii) is required to be disclosed pursuant to any statutory or regulatory provision or court order (provided that Distributor promptly notifies Shinin of such potential required disclosure and assists Shinin in preventing or  limiting such disclosure). Distributor shall have the burden of establishing any of the foregoing exceptions by clear and convincing evidence. Without limiting the foregoing, Distributor shall not publish any technical description of the Products beyond the descriptions published publicly by Shinin. Distributor shall return or  destroy all Confidential Information in Distributor’s possession within ten (10) days after the Termination Date and, upon Shinin’s request, shall certify in a writing signed by an officer of Distributor that it has done so.

9. TRADEMARKS AND TRADE NAMES

(a) Use. During the Term, and subject to the terms and conditions of this Agreement, Distributor shall have the right in the Territory to indicate to the public that it is an authorized distributor of the Products and to advertise the Products in the Territory under the trademarks, marks, and trade names specified on Exhibit B ("Shinin Trade- names"). Distributor shall not use any of Shinin Trade-names as part of its business name or as part of prominent signage displaying Distributor’s business name. Distributor shall not create new service or trademarks or trade- names based in whole or in part on the Shinin Trade-names. Distributor shall not alter or remove any of Shinin Trade-names applied to the Products by Shinin. Nothing herein shall grant to Distributor any right, title or interest in Shinin Trade-names. Distributor acknowledges Shinin’s ownership of and rights in the Shinin Trade-names and the validity of all registrations therefor and agrees to take no action contrary to such ownership and rights during the Term and thereafter. Distributor will assist Shinin, if requested, by providing documentation of use of the Shinin Trade-names in connection with any trademark or service mark application. Distributor shall not attempt to register the Shinin Trade-names without prior written approval from Shinin. In the event that any infringement of any of Shinin Trade-names shall come to Distributor’s attention, Distributor shall promptly inform Shinin thereof. Shinin, in its sole discretion, shall determine whether or not to initiate or pursue proceedings against any such infringer. Nothing in this Section 9 is to be construed as a representation or guarantee by Shinin that Distributor’s use of Shinin Trade-names in the Territory will not infringe the rights of others. At any time during this Agreement should Distributor  challenge or assist others to challenge Shinin Trade-names or the registration thereof or attempt to register any trade marks, or trade names confusingly similar to those of Shinin Trade-names, Shinin shall have the right to terminate this Agreement upon written notice to Distributor.

(b) Approval. All representations of Shinin Trade-names that Distributor intends to use or publish shall (i) use the appropriate trademark symbol and legends in conjunction therewith, (ii) shall first be submitted to Shinin for approval (which shall not be unreasonably withheld) of design and other details, or shall be exact copies of Shinin Trade-names, and (iii) shall otherwise comply with Shinin’s then-current trademark guidelines provided to Distributor from time to time during the Term. Distributor agrees to provide to Shinin copies, in any language into which the materials have been translated, prior to any public use of the materials. Distributor shall modify any such materials and activities to ensure compliance with this Agreement upon Shinin’s request.

10. INDEMNIFICATION

(a) By Shinin. Subject to Distributor’s obligations set forth below in Section 10(c) (“Indemnification Procedure”), Shinin will defend Distributor with respect to any claim, suit, or proceeding (each, a “Claim”) brought against Distributor by a third party to the extent that such Claim alleges that the Products infringe any patent in the Territory of which Shinin had actual knowledge on the date it first shipped the infringing Product or any copyright or trade secret belonging to such third party; provided that Shinin will have no obligation hereunder for any such Claim that arises out of the modification of the Products by any party other than Shinin. Shinin shall pay any damages, costs, and expenses finally awarded to a third party by a court or in a settlement agreed to by Shinin arising from such Claims. If the Products become, or in Shinin’s opinion are likely to become, the subject of any infringement claim, Shinin may, at its option and expense, either (i) procure for Distributor the right to continue using the Products; (ii) replace or modify the Products, so they become non-infringing; or (iii) accept return of the Products and remove the infringing Products from Exhibit A.

(b) By Distributor. Subject to the Indemnification Procedures, Distributor will defend Shinin with respect to any Claim brought against Shinin by a third party to  the extent that such Claim arises from or is related to (i) Distributor’s use, marketing, resale, or distribution of the Products (excluding any Claims  covered under the indemnity in Section 10(a)); (ii) a breach by Distributor of Section 2, or (iii) Distributor’s sale or distribution of Products outside the Territory. Distributor will pay any damages, costs, and expenses finally awarded to a third party by a court or in a settlement agreed to by Distributor arising from such Claims.

(c)  Indemnification Procedure. The party seeking indemnification (the “Indemnified Party”) shall: (i) give the indemnifying party  (the “Indemnifying Party”) notice of any Claim subject to indemnification under this Section 10; (ii) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such Claim; and (c) give the Indemnifying Party the right to control the defense and settlement of any such claim. The Indemnified Party will have the right to participate in the defense with counsel of its choice at its own expense, provided that the Indemnifying Party will have the right to make final decisions regarding the defense of a Claim as long as the Indemnifying Party actively maintains the defense of such Claim.

11. GENERAL PROVISIONS

(a) Governing Law. This Agreement will be governed in all respects by the laws of the State of Nevada, U.S.A., without regarding to conflicts of law principles that would require the application of the laws or any other jurisdiction. Both parties consent to the personal jurisdiction of the courts located in Nevada and agree that any cause of action arising out of or relating to this Agreement shall be brought exclusively in a U.S. federal or Nevada state court located in Nevada; provided that Shinin may bring an action in any jurisdiction in order to enforce its intellectual property rights, rights of exclusivity, and other rights and remedies under this Agreement. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

(b) Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions will continue in full force without being impaired or invalidated in any way. The failure of either party to insist upon strict performance of any provision of this Agreement, or to exercise any right provided for herein, shall not be deemed to be a waiver for the future of such provision or right, and no waiver of any provision or right shall affect the right of the waiving party to enforce any other provision or right herein.

(c) Notices. Any notice or communication permitted or required hereunder will be in writing and will be delivered by facsimile transmission or electronic transmission (email) with confirmation of receipt, in person or by courier, or mailed by certified or registered mail, postage prepaid, return receipt requested ("Mail"), and addressed as set forth in the preamble to this Agreement or to such other facsimile number, address, email address as either party may provide from time to time to the other. If notice is given in person, by courier, by facsimile or by electronic mail (email), it will be effective upon  receipt; and if notice is given  by Mail, it will be effective three (3) business days after deposit in the Mail.

(d) Force Majeure. If performance of this Agreement, or any obligation  hereunder (other than the obligation to pay) is prevented, restricted, or interfered with by any act or condition whatsoever beyond the reasonable control of the affected party (incluaing the failure of any suppliers to perform), the party so affected, upon giving prompt notice to the non-affected party, will be excused from such performance to the extent of such prevention, restriction, or interference.

(e) Construction. Section headings are provided solely for reference purposes and in no way define, limit, interpret, or describe the scope or extent of such section or in any way affect this Agreement. When used in this Agreement, the term "including" means "including without limitation" unless expressly stated to the contrary.

(f) Assignment. Distributor may not assign, delegate or otherwise transfer any right or obligation of Distributor under this Agreement whether by agreement, operation of law, or otherwise, without the express prior written consent of Shinin. Any purported assignment, delegation, or transfer in violation of the previous sentence will be null and void. Subject  to the foregoing, this Agreement in its entirety will obligate each party  and  its permitted successors and assigns.

(g) Amendments. Any amendments, modifications, supplements, or other changes to this Agreement must be in writing and signed by duly authorized representatives of each party.

(h) Entire Agreement. This Agreement and the exhibits hereto constitute the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous representations, understandings, agreements, or communications between the parties, whether written or oral, relating to the subject matter hereof.

(i) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized  representatives to execute this Agreement as of the Effective Date.

"Shinin"		"Distributor"
Shinin Silica Co., Ltd.		HAHA Generation Corp.

By:	/s/Mark Liao	By:	/s/Hsuan-Hsien Liao
Name:	Mark Liao	Name:	Hsuan-Hsien Liao
Title:	Chairman	Title:	President

Exhibit A

Company A:  Shinin Silica Co., Ltd.

Company B:  HAHA Generation Corp.

Shinin Silica Co., Ltd., “Company A”, grants to HAHA Generation Corp., “the Distributor” or “Company B”, the exclusive right, to promote, market, distribute, and sell the Products in Taiwan (R.O.C).

Company A is engaged in the business of manufacturing and selling those silica energy clothing products and related items listed as follows. Company A shall sell to the Distributor the Products at the prices specified more completely on the following table:

Item	Size	Price (in Taiwanese Dollars; NTD)	HAHA discount (55% OFF) (in Taiwanese Dollars; NTD)
Men Underwear(dark grey)	F	$1,995	$898
Men Underwear(light grey)	F	$1,995	$898
boxer shorts(white)	F	$1,995	$898
Lady Underwear (black)	M/L	$1,890	$851
Lady Underwear (skin)	M/L	$1,890	$851
top long sleeves(white)	F	$3,600	$1,620
Capri(black)	F	$3,780	$1,701
spaghetti-strap top(grey, skin, pink)	F	$2,520	$1,134
wrist band(skin)	M/L/XL	$3,200	$1,440
Slimming pants(skin)	M/L/XL	$2,940	$1,323
Slimming girdle(skin)	M/L/XL	$2,940	$1,323
Men socks(dark blue)	F	$735	$331
Long socks(grey)	F	$1,200	$540
Sport socks(grey)	F	$735	$331
Socks(black)	F	$525	$236
Eyeshade(black)	F	$850	$383
Kneepad(black&white)	M/L/XL	$1,890	$851
Pillow cover(light yellow)	F	$1,800	$810

Exhibit B

Company A: Shinin Silica Co., Ltd.

  Company B:  HAHA Generation Corp.

Shinin Silica Co., Ltd., “Company A”, grants to HAHA Generation Corp., “the Distributor” or “Company B”, the exclusive right, to promote, market, distribute, and sell the Products in Taiwan (R.O.C).

During the Term, and subject to the terms and conditions of this Agreement, the Distributor shall have the right in the Territory to indicate to the public that it is an authorized distributor of the Products and to advertise the Products in the Territory under the following trademarks, marks, and trade names ("Shinin Trade-names") specified as follows. The Distributor shall not use any of Shinin Trade-names as part of its business name or as part of prominent signage displaying Distributor’s business name. Distributor shall not create new service or trademarks or trade-names based in whole or in part on the Shinin Trade- names. Distributor shall not alter or remove any of Shinin Trade-names applied to the Products by Shinin. Nothing herein shall grant to Distributor any right, title or interest in Shinin Trade-names. Distributor acknowledges Shinin’s ownership of and rights in the Shinin Trade-names and the validity of all registrations therefor and agrees to take no action contrary to such ownership and rights during the Term and thereafter. Distributor will assist Shinin, if requested, by providing documentation of use of the Shinin Trade- names in connection with any trademark or service mark application. Distributor shall not attempt to register the Shinin Trade-names without prior written approval from Shinin. In the event that any infringement of any of Shinin Trade-names shall come to Distributor’s attention, Distributor shall promptly inform Shinin thereof. Shinin, in its sole discretion, shall determine whether or not to initiate or pursue proceedings against any such infringer. Nothing in this Section 9 is to be construed as a representation or guarantee by Shinin that Distributor’s use of Shinin Trade-names in the Territory will not infringe the rights of others. At any time during this Agreement should Distributor challenge or assist others to challenge Shinin Trade-names or the registration thereof or attempt to register any trade marks, or trade names confusingly similar to those of Shinin Trade-names, Shinin shall have the right to terminate this Agreement upon written notice to Distributor.

("Shinin Trade-names")